UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  February 25, 2008

METABOLIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-33133	04-2729386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Erie Street, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 583-1700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2008, Metabolix, Inc. announced that Richard P. Eno has been appointed the Company’s President and Chief Executive Officer effective March 17, 2008.  Mr. Eno is replacing Jay Kouba, Ph.D., who has served as the Company’s Chairman, President and Chief Executive Officer, since May 3, 2007.  Dr. Kouba will remain the Company’s Chairman of the Board.

Mr. Eno, age 47, has more than twenty five years of professional experience in the chemicals and energy sectors. Most recently, since 2002, Mr. Eno served as Vice President, Leader Global Oil & Gas Sector at CRA International (formerly known as Charles River Associates).  Prior to joining CRA, he was at Arthur D. Little (ADL) from 1990 to 2002, and became a Vice President in its Chemicals Practice. He was elected to lead ADL’s Chemical and Energy Vertical consulting activities, marketing and positioning it for its eventual sale to CRA International in 2002.  Before ADL, he had seven years experience in a variety of roles in research, operations and project management for Chevron Corporation.  Mr. Eno holds a Bachelor of Science Degree in Chemical Engineering from Cornell University, a Masters in Business Administration from the University of Houston and is a Chartered Financial Analyst.

On February 20, 2008, the Company entered into a three-year employment agreement with Mr. Eno, under which Mr. Eno will receive a base salary of $300,000 per year.  Mr. Eno will be eligible to receive a performance bonus of up to 150% of his base salary, depending on the Compensation Committee’s assessment of achievement of individual and Company goals, with a target of 70% of base salary if performance goals are met. Mr. Eno will be granted a stock option for the purchase of 100,000 shares of the Company’s common stock at the commencement of his employment.  Six months after the commencement of his employment Mr. Eno will be granted another option for 50,000 shares. One year after commencement of his employment, if his performance goals are met, Mr. Eno will be granted another stock option for an additional 50,000 shares.  Each option will have an exercise price equal to the fair market value per share of the Company’s common stock at the date of grant and will vest in equal quarterly installments over a period of four years from the grant date.

If during the term of the agreement Mr. Eno’s employment is terminated without cause or he terminates his employment for good reason (as defined in the agreement) Mr. Eno will be entitled to severance of 12 months base salary and payment of COBRA premiums, provided that he signs and does not revoke a general release.  If within six months after the expiration of the agreement Mr. Eno’s employment is terminated without cause or he terminates his employment for good reason, Mr. Eno will be entitled to severance of six months base salary and payment of COBRA premiums, provided that he signs and does not revoke a general release. The agreement also provides that if Mr. Eno’s employment is terminated after a change of control of the Company, then in addition to the severance benefit, the vesting of all unvested equity will be accelerated.  Mr. Eno has also entered an Employee Noncompetition, Confidentiality and Inventions Agreement.

Other than the Employment Agreement and the Employee Noncompetition, Confidentiality and Inventions Agreement which the Company entered into with Mr. Eno, there is no arrangement or understanding pursuant to which Mr. Eno was selected as President and Chief Executive Officer and there are no family relationships between Mr. Eno and the other directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year Mr. Eno has not had any transactions or currently proposed transactions in which Mr. Eno was or is to be a participant in amounts greater than $120,000 and in which any related person had or will have a direct or indirect material interest.

A press release issued by the Company on February 25, 2008 regarding the foregoing is attached hereto as Exhibit 99.1.

The Employment Agreement and the Employee Noncompetition, Confidentiality and Inventions Agreement are expected to be filed as exhibits to the Company’s annual report on Form 10-K.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIX, INC.

Date February 25, 2008	By:	/s/ Jay Kouba
Jay Kouba
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 25, 2008